Exhibit 14.1

IMPERIAL PETROLEUM INC. CODE OF BUSINESS CONDUCT AND ETHICS

The reputation and integrity of Imperial Petroleum Inc., its subsidiaries and its controlled affiliates (the “Company”) are valuable assets that are vital to the Company’s success.

This Code applies to all directors, officers, and offshore and onshore employees of the Company and its subsidiaries, and to all other persons who perform duties for, provide services to or act on behalf of the Company and its subsidiaries, whether or not they are directly employed by the Company or any such subsidiary and wherever they are located, including, but not limited to, the directors, officers, and employees of Stealth Maritime S.A. and Brave Maritime Corporation Inc. All persons subject to this Code are herein referred to as “Covered Persons.”

Each Covered Person, including each of the Company’s directors and officers, is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. No Code of Conduct can replace the thoughtful behavior of an ethical individual. The purpose of this Code is to focus Covered Persons on areas of ethical risk, provide guidance to help Covered Persons to recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct, and foster among Covered Persons a culture of honesty and accountability. Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein.

The Company’s Board of Directors (the “Board”) is ultimately responsible for the implementation of the Code of Conduct. The Audit Committee in conjunction with the Internal Auditor, are responsible for the implementation and administration of the Code.

Questions regarding the application or interpretation of the Code of Conduct are inevitable. Covered Persons should feel free to direct questions to the Audit Committee or Internal Auditor. In addition, employees who observe, learn of, or, in good faith, suspect a violation of the Code, must immediately report the violation to the Internal Auditor, another member of the Company’s senior management, or to the Audit Committee of the Board of Directors. Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. A violation of the Code of Conduct may result in disciplinary action, up to and including termination of employment.

Requests for a waiver of a provision of the Code of Conduct must be submitted in writing to the Audit Committee for appropriate review, and an officer, director or appropriate Board committee will decide the outcome. For conduct involving an executive officer or Board member, only the Board or the Audit Committee of the Board, has the authority to waive a provision of the Code. In the event of an approved waiver involving the conduct of an officer or Board member, appropriate and prompt disclosure must be made to the Company’s shareholders as and to the extent required by listing standards or any other regulation.

The Audit Committee must review and approve any “related party” transaction as defined in Item 7.B of Form 20-F before it is consummated.

Statements in the Code of Conduct to the effect that certain actions may be taken only with Company approval will be interpreted to mean that appropriate officers or Board directors must give prior written approval before the proposed action may be undertaken.

Employees will receive periodic communications on the contents and importance of the Code of Conduct and related policies and the manner in which violations must be reported and waivers must be requested. Each employee of the Company will be asked to certify on an annual basis that he/she is in full compliance with the Code of Conduct and related policy statements.

I. Violations of Law

A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include banking regulations, securities laws, the laws of various countries, including laws relating to duties owed by corporate directors and officers. Examples of criminal violations of the law include: stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

Employees are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties.

Many jurisdictions in which the Company operates have customs, trade and financial controls to regulate the movement of goods, equipment, funds and property including technology and software. Whenever moving such items between jurisdictions, Covered Persons must ensure they complete the required paperwork and properly declare goods in transit. Additionally, in conducting the Company’s business, all Covered Persons are expected to comply with the U.S. Export Administration Regulations (EAR) and in particular with the EAR’s export licensing requirements and the EAR’s anti-boycott requirements.

The United States government, the European Community and many foreign governments have enacted anti-trust or competition laws. These are laws that are designed to ensure that the market for goods and services operates competitively and efficiently by prohibiting anti-competitive behavior. This behavior may include entering into anti-competitive agreements with competitors, including price fixing and bid rigging, imposing restrictions on customers or suppliers or exchanging competitively sensitive information with competitors. All Covered Persons must comply with such laws. In some countries, notably the United States and the United Kingdom, there are criminal offenses relating to competition law which means that as well as being fined personally individuals convicted of the most serious offences can also face imprisonment. In addition, even where some behaviour may be lawful (for example in a country that has not adopted anti-trust or competition laws), we will not enter into any arrangements with competitors that could harm the Company’s reputation.

It is the Company’s policy to comply with all laws rules and regulations which apply to it. For compliance with certain laws, rules and regulations, the Company has adopted and implemented the compliance policies and procedures listed below, each of which is attached as an annex to this Code.

•	Insider Trading Policy;

•	Related Party Transaction Policy;

•	Anti-Bribery and Anti-Corruption Policy;

•	Anti-Money Laundering Policy;

•	Anti-Fraud Policy and Fraud Response Plan;

•	Sanctions Compliance Policy; and

•	Statement on Tax Compliance.

All relevant persons are expected to familiarize themselves with and abide by these compliance policies and procedures in connection with the conduct of the Company’s business.

II. Conflicts of Interest

A conflict of interest can occur or appear to occur in a wide variety of situations. Generally speaking, a conflict of interest occurs when the personal interest of an employee, officer or director, or of a member of his or her family, interferes with, has the potential to interfere with, or appears to interfere with the interests or business of the Company. For example, a conflict of interest could arise that makes it difficult for an employee, officer or director to perform corporate duties objectively and effectively where he/she is involved in a competing interest. Another such conflict may occur where an employee, officer or director or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee’s, officer’s or director’s position at the Company. Because a conflict of interest can occur in a variety of situations, you must keep the foregoing general principle in mind in evaluating both your conduct and that of others.

Outside Activities/Employment. Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company. Employees are prohibited from taking part in any outside employment without the Company’s prior approval.

Civic/Political Activities. Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement.

Loans to Employees. The Company will not make loans or extend credit guarantees to or for the personal benefit of officers, except as permitted by law. Loans or guarantees may be extended to other employees only with Company approval.

III. Fair Dealing

Each employee should deal fairly and in good faith with the Company’s customers, suppliers, regulators, business partners and others. No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

IV. Proper Use of Company Assets

Company assets, such as information, company-provided information technology and its contents, materials, supplies, time, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The personal use of Company assets, without Company approval, is prohibited.

V. Delegation of Authority

Each Covered Person, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to a Covered Person who the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

VI. Handling Confidential Information

Covered Persons should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, suppliers, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or when it has been publicly available in a periodic or special report for at least two business days.

VII. Handling of Financial Information

U.S. federal law requires the Company to set forth guidelines pursuant to which the principal executive officer and senior financial employees perform their duties. Employees subject to this requirement include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function. However, the Company expects that all employees who participate in the preparation of any part of the Company’s financial statements follow these guidelines:

•	Act with honesty and integrity, avoiding violations of the code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

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Disclose to the Internal Auditor any material transaction or relationship that reasonably could be expected to give rise to any violations of the code, including actual or apparent conflicts of interest with the Company.

•	Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company’s periodic reports.

Comply with rules and regulations of various countries, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

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Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

•	Share and maintain skills important and relevant to the Company’s needs.

•	Proactively promote ethical behavior among peers in your work environment.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.

The foregoing are set forth as guidelines for the principal executive officer and financial employees but, are, in fact, statements of mandatory conduct. Any violations of the Company’s foregoing may result in disciplinary action, up to and including termination of employment. It is the Company’s intention that this foregoing be its written code of ethics in accordance with U.S. Securities and Exchange Commission regulations. It is also important to note that U.S. federal law requires that any waiver of, or amendment to the requirements in this Section VII will be subject to public disclosure.

VIII. Discrimination And Harassment

The Company strives to maintain a workplace that is positive, productive and rewarding. Everyone is entitled to fair treatment, courtesy and respect. We will not tolerate any form of abuse or discrimination or harassment of any kind of employees, contractors, suppliers or any third parties we deal with. Derogatory comments based on any person’s sex, race, color, national origin, ancestry, citizenship, religion, age, physical or mental disability, medical condition, sexual orientation, gender identity, marital status, or any other characteristic protected by applicable law, unwelcome sexual advances or any similar types of behavior are strictly prohibited. Threats or acts of violence and physical intimidation are not permitted. The use of illegal drugs in the workplace will not be tolerated

IX. Privacy And Personal Data

The Company abides by all applicable legal requirements protecting the privacy of personal information by ensuring that appropriate processes and systems are in place to safeguard access to this type of information. The Company respects sensitive information and protects its security, confidentiality, and integrity. All personal information is confidential and may not be disclosed except as permitted by law and applicable regulations. Access to personal information is strictly controlled on a ‘need to know’ basis and is used for legitimate business purposes only.

X. Records Retention

Covered Persons are expected to become familiar with the Company’s policies regarding retention of records applicable to them and to adhere to them. Covered Persons are instructed to refer to the Chairman of the Nominating and Corporate Governance Committee if they learn of pending, imminent or contemplated litigation or government investigation or have reason to believe that a violation of this policy has been committed.

XI. Environmental Issues

The Company’s commitment to the environment is paramount. The Company and its subsidiaries will comply with best practice in the industry in protecting the environment. It is the Company’s policy to meet or exceed all applicable regulatory requirements and to comply with best practice in the industry. Each Covered Person should work with respect for the environment and in accordance with this environmental policy. It is essential that everyone who deals with petroleum products, hazardous or toxic materials or other potential pollutants complies with environmental laws and regulations and follows the environmental and safety procedures specified in the Company’s training programs and compliance manuals.

XII. Safety, Health And Communication

The Company strives to provide each Covered Person with a safe and healthy work environment. Each Covered Person has responsibility for maintaining a safe and healthy workplace for all Covered Persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Covered Persons must endeavor to contribute as much as possible of his or her own expertise and of the expertise drawn on from elsewhere within the Company. Free and open communication between Covered Persons is key for decision-making within the Company.

XIII. Modern Slavery

Modern Slavery involves the deprivation of a person’s liberty by another to exploit them for gain either personally or commercially. The Company is committed to a zero tolerance approach towards modern slavery in its business dealings and relationships.

XIV. Ethics Hotline and Whistleblower Program

To report any violations of the Code of Conduct, including but not limited to operations, accounting, internal controls and any suspicion of fraud, either of the following methods may be used:

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You may call the whistleblower hotline on + 30 210 62 500 17 and leave a voice message with the answering service. You may choose to remain anonymous, however, it will not be possible to obtain follow-up details necessary to investigate the matter. In either case, the information will be kept strictly confidential, thus there should be no fear of any form of retaliation.

The whistleblower hotline answering service is accessible only to the Chairman of the Audit Committee.

•	You may report any violations to the Internal Auditor by e-mail, or by a hard copy sealed note left on her desk. E-mail:

•	You may also report violations in writing and drop them off in the Whistleblower mailbox located on the ground floor of the Company’s premises.

The mailbox is accessible only to the Internal Auditor of the Company.

•	Any violations may also be communicated to the Audit Committee of Imperial Petroleum, at AuditCommittee@imperialpetroleum.com.